Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Susan Jin Davis
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Announces
Fourth Quarter 2005 Results
Company closes 2005 with positive revenue growth,
and a significant EBITDA improvement over the previous quarter
San Jose, Calif. (Feb. 15, 2006) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today reported its fourth consecutive quarter of increased revenues and a significant improvement in its EBITDA performance over the third quarter of 2005.
“We are pleased with the trends and progress we are making towards our goal of becoming EBITDA positive by mid-year and cash flow positive by the end of the year,” said Charles Hoffman, Covad president and chief executive officer. “In 2005, we made major investments in our network and customer operations to automate and scale VoIP processes and enable our growth. We continue to take control of our destiny by doubling our VoIP customer base in 2005 and by shifting more of our business to higher-margin, business-class services sold through direct channels under the Covad brand.”
Financial Summary
Covad reported revenues of $113.7 million for the fourth quarter of 2005, an increase of 1.4 percent from the $112.1 million reported for the third quarter of 2005, and an increase of 5.6 percent from the $107.7 million reported in the fourth quarter of 2004.
Covad ended the fourth quarter of 2005 with approximately 567,200 broadband lines in service, representing a 6.4 percent increase from 2004. While total broadband lines in service decreased by 1.9 percent from the third quarter of 2005, Covad business broadband lines in service increased by 1,360 to 232,400. Covad ended the fourth quarter of 2005 with 1,147 VoIP business customers, a 102.3 percent increase over 2004 and a 10.8 percent increase over the third quarter of 2005.
For the fourth quarter of 2005, broadband and VoIP subscription revenue increased to $98.3 million, an increase of 1.8 percent from the $96.6 million reported in the third quarter of 2005, and an increase of 8.3 percent from the $90.8 million reported in the fourth quarter of 2004. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business and believes these revenues are a useful measure for investors as they represent a key indicator of the performance of the company’s core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.
For the fourth quarter of 2005, Covad’s wholesale subscribers contributed $80.1 million of revenue, or 70.4 percent, while direct subscribers contributed $33.6 million of revenue, or 29.6 percent. At the end of the fourth quarter of 2005, broadband lines in service were approximately 488,100, or 86.1 percent, wholesale and 79,100, or 13.9 percent, direct, as compared to approximately 498,500, or 86.2 percent, wholesale and 79,900, or 13.8 percent, direct at the end of the third quarter of 2005, and approximately 454,600, or 85.3 percent, wholesale and 78,600, or 14.7 percent, direct at the end of fourth quarter of 2004.
Covad reported a loss from operations of $17.8 million for the fourth quarter of 2005, an improvement of $10.2 million, or 36.4 percent, over the loss from operations of $28.0 million reported in the third quarter of 2005, and an improvement of $7.3 million, or 29.1 percent, over the loss from operations of $25.1 million reported in the fourth quarter of 2004.
For the fourth quarter of 2005 earnings before interest, taxes, depreciation and amortization, or EBITDA, was a loss of $3.4 million, an improvement of $8.5 million, or 71.4 percent, over the EBITDA loss of $11.9 million reported in the third quarter of 2005, and an improvement of $2.1 million, or 38.2 percent from the EBITDA loss of $5.5 million reported in the fourth quarter of 2004. Covad’s EBITDA for the fourth quarter of 2005 include a reduction in network costs of approximately $4.2 million, primarily as a result of a billing settlement it reached with Verizon Communications, Inc. This benefit was partially offset by an increase in employee compensation and other operating expenses of approximately $2.5 million, primarily as a result of reductions in Covad’s workforce during the fourth quarter of 2005. Refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure and other information.
Covad reported a net loss of $17.9 million, or $0.07 per share, for the fourth quarter of 2005 as compared to a net loss of $15.8 million, or $0.06 per share, for the third quarter of 2005, and a net loss of $26.0 million, or $0.10 per share, for the fourth quarter of 2004.
Cash, cash equivalents and short-term investment balances, including restricted cash and investments, amounted to $102.0 million at the end of the fourth quarter of 2005, a decrease of $14.1 million when compared to the balance of $116.1 million at the end of the third quarter of 2005.
“This quarter’s significant improvement in EBITDA results is a testament to the operating efficiencies from our investments throughout 2005 and puts Covad squarely on the path to becoming EBITDA positive in 2006. In addition, we are focused on increasing sales of our high-margin business products, such as T1 and VoIP, and continue to improve our churn as we manage the transition towards more profitable business subscribers.” said Christopher Dunn, Covad chief financial officer.
Operating Statistics
•	At the end of the fourth quarter of 2005, Covad had approximately 334,800 consumer and 232,400 business broadband lines in service representing 59.0 percent and 41.0 percent, respectively, of total broadband lines in service. At the end of the fourth quarter of 2005, Covad had 1,147 VoIP business customers using a combined total of approximately 40,600 VoIP stations. For the fourth quarter of 2005, business customers contributed $82.7 million, or 72.7 percent, and consumer customers contributed $31.0 million, or 27.3 percent, of total revenue.

•	Weighted average revenue per user, or ARPU, for broadband lines was $54 per month during the fourth quarter of 2005, flat as compared to the third quarter of 2005. VoIP ARPU per customer, excluding resellers, was $1,681 per month during the fourth quarter of 2005, up from $1,578 per month for the third quarter of 2005.

•	Net customer disconnections, or churn, for broadband lines averaged approximately 2.8 percent in the fourth quarter of 2005, down from 3.3 percent for the third quarter of 2005.
Business Outlook
Covad expects total net revenues for the first quarter of 2006 to be in the range of $115 – $120 million. Broadband and VoIP subscription revenue is expected to be in the range of $98 – $101 million. Covad expects its net loss to be in the range of $13 – $16 million, and Modified EBITDA (“M-EBITDA”) in the range of $1 – $3 million loss. Net usage of cash, cash equivalents and short-term investments, including restricted cash and investments, for the first quarter of 2006 is expected to be in the range of $10 – $14 million, which includes the payment of approximately $2.0 million of severance costs and related accrued vacation as a result of workforce reductions performed in the fourth quarter of 2005.
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Wednesday, February 15, 2006 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (800) 572-9815 and reference pass code 5036067. Participants are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on February 22, 2006 by dialing (800) 642-1687 and reference pass code 5036067.
About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the anticipated completion of the NextWeb acquisition and the company’s expected revenue, Broadband and VoIP subscription revenue, broadband subscriber line growth, net loss, M-EBITDA loss, change in cash, cash equivalents and short term investments, including restricted cash and investments. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control, that could cause actual results to differ materially from such statements. These risk factors include the ability of Covad and NextWeb to satisfy the closing conditions to the NextWeb acquisition, our ability to rapidly expand and deploy new services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

Condensed Consolidated Balance Sheet Data	As of	As of	As of
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004
Cash, cash equivalents, and short-term investments	$96,501	$111,898	$150,996
Restricted cash and cash equivalents	5,503	4,167	2,533
Accounts receivable, net	28,074	32,131	30,041
All other current assets	10,971	14,356	12,211
Property and equipment, net	71,663	72,808	78,707
Collocation fees and other intangible assets, net	20,715	23,638	34,561
Goodwill	36,626	36,626	36,626
Deferred costs of service activation	25,456	27,184	30,152
Deferred debt issuance costs, net	3,223	3,475	4,231
All other long-term assets	1,849	3,902	5,167

Total assets	$300,581	$330,185	$385,225

Total current liabilities	$133,217	$117,735	$116,717
Long-term debt	125,000	125,000	125,000
Collateralized and other long-term customer deposits	16,912	42,866	44,444
Deferred gain resulting from deconsolidation of subsidiary	—	—	53,963
Unearned revenues	43,758	46,252	51,518
Other long-term liabilities	1,863	2,078	2,218
Total stockholders’ deficit	(20,169)	(3,746)	(8,635)

Total liabilities and stockholders’ deficit	$300,581	$330,185	$385,225

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

Condensed Consolidated Statements of Operations Data	Three Months Ended			Twelve Months Ended
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Revenues, net	$113,651	$112,069	$107,707	$443,179	$429,197

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	77,653	84,497	69,191	311,139	266,172
Selling, general and administrative	35,744	39,513	43,538	159,123	144,206
Depreciation and amortization of property and equipment	11,079	12,040	14,090	49,813	56,825
Amortization of collocation fees and other intangible assets	3,349	3,998	5,464	17,428	20,585
Provision for restructuring expenses	3,640	—	494	3,640	1,409

Total operating expenses	131,465	140,048	132,777	541,143	489,197

Loss from operations	(17,814)	(27,979)	(25,070)	(97,964)	(60,000)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	—	53,963	—
Gain on sale of equity securities	—	12,177	—	28,844	—
Other	(74)	(3)	(950)	(565)	(761)

Other income (expense), net	(74)	12,174	(950)	82,242	(761)

Net income (loss)	$(17,888)	$(15,805)	$(26,020)	$(15,722)	$(60,761)

Earnings (loss) per common share:
Basic	$(0.07)	$(0.06)	$(0.10)	$(0.06)	$(0.24)

Diluted	$(0.07)	$(0.06)	$(0.10)	$(0.06)	$(0.24)

Weighted average number of common shares outstanding
Basic	266,601	266,412	260,584	265,240	249,187

Diluted	266,601	266,412	260,584	265,240	249,187

Gross Margin (Note 1)	$35,998	$27,572	$38,516	132,040	163,025
% of revenue	31.7%	24.6%	35.8%	29.8%	38.0%

EBITDA Calculation (Note 2)	Three Months Ended			Twelve Months Ended
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Net income (loss)	$(17,888)	$(15,805)	$(26,020)	$(15,722)	$(60,761)
Plus: Other (income) expense, net	74	(12,174)	950	(82,242)	761
Depreciation and amortization of property and equipment	11,079	12,040	14,090	49,813	56,825
Amortization of collocation fees and other intangible assets	3,349	3,998	5,464	17,428	20,585

EBITDA (Note 2)	$(3,386)	$(11,941)	$(5,516)	$(30,723)	$17,410

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)

Consolidated Revenue Data	Three Months Ended			Twelve Months Ended
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Broadband subscription revenue (Note 3)	$93,537	$92,814	$88,533	$366,174	$351,678
VoIP subscription revenue (Note 3)	4,735	3,777	2,298	13,681	5,040
High-capacity circuit subscription revenue	4,203	4,302	4,078	17,209	19,759
Dial-up subscription revenue	—	—	56	—	2,983

Total subscription revenue	$102,475	$100,893	$94,965	$397,064	$379,460
Financially distressed partners (Note 4)	(64)	(70)	(179)	(140)	(612)
Customer rebates and incentives not subject to deferral (Note 5)	(21)	(101)	(55)	(438)	(1,422)
Other revenue, net (Note 6)	11,261	11,347	12,976	46,693	51,771

Revenues, net	$113,651	$112,069	$107,707	$443,179	$429,197

Consolidated Cost of Sales Data (exclusive of depreciation and amortization)	Three Months Ended			Twelve Months Ended
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004
Direct cost of revenue, net (Note 8)	$22,552	$20,956	$18,511	$83,222	$68,276
Other network and product costs (Note 9)	55,101	63,541	50,680	227,917	197,896

Cost of sales (exclusive of depreciation and amortization)	$77,653	$84,497	$69,191	$311,139	$266,172

Key Operating Data	As of
	Dec 31, 2005	Sep 30, 2005	Dec 31, 2004
End of Period Lines (EOP)
Company
Business	232,347	230,985	225,204
Consumer	334,828	347,437	308,036

Total Company	567,175	578,422	533,240

Wholesale
Business	171,000	170,214	167,300
Consumer	317,080	328,279	287,349

Total Wholesale	488,080	498,493	454,649

Direct
Business	61,347	60,771	57,904
Consumer	17,748	19,158	20,687

Total Direct	79,095	79,929	78,591

Direct VoIP
Customers	1,147	1,035	567
Stations	40,599	36,062	20,478

Average Revenue per User (ARPU)
Company
Business	$98	$98	$94
Consumer	$25	$25	$28

Total Company	$54	$54	$56

Wholesale
Business	$82	$81	$77
Consumer	$24	$25	$27

Total Wholesale	$44	$44	$46

Direct
Business	$145	$144	$141
Consumer	$34	$33	$37

Total Direct	$119	$117	$115

Direct VoIP
Customers (excluding resellers)	$1,681	$1,578	$1,935
Stations	$41	$37	$41

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)
Three Months Ending March 31, 2006 — Business Outlook

M-EBITDA Calculation (Note 2)	Three Months Ending
	Mar 31, 2006
	Projected Range of Results
Net loss	$(15,600)		$(12,500)
Plus: Other (income) expense, net	500		500
Depreciation and amortization of property and equipment	8,500		8,000
Amortization of collocation fees and other intangible assets	3,000		2,500
Stock-based compensation	600		500

M-EBITDA (Note 2)	$(3,000)	to	$(1,000)

Consolidated Revenue Data	Three Months Ending
	Mar 31, 2006
	Projected Range of Results
Broadband subscription revenue (Note 3)	$92,000		$94,000
VoIP subscription revenue (Note 3)	6,000		7,000
High-capacity circuit subscription revenue	4,000		4,500

Total subscription revenue	$102,000	to	$105,500
Financially distressed partners (Note 4):	—		—
Customer rebates and incentives not subject to deferral (Note 5)	—		—
Other revenue, net (Note 6)	13,000	to	14,000

Revenues, net	$115,000		$119,500

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, and (iii) other income (expense), net, and Modified EBITDA (“M-EBITDA”), defined as EBITDA excluding stock-based compensation, are useful measures because they provide additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses these measures to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA or M-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA or M-EBITDA are not prescribed terms under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA and M-EBITDA generally excludes the effect of capital costs.

3.	Broadband and VoIP subscription revenue is defined as billings for recurring broadband and VoIP services provided during the period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high-capacity circuits and other adjustments. In addition, Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.